Exhibit 10.10

SOFTWARE PUBLISHING AND DISTRIBUTION AGREEMENT

Disney Aladdin Chess Adventure

This Publishing and Distribution Agreement (this “Agreement”) is made as of the 18th day of April, 2005, by and between Strategy First Inc., a Canadian corporation (“STRATEGY”), whose principal place of business is at 147 St. Paul West, Suite 210, Montreal, Quebec (Canada) H2Y 1Z5 and Red Mile, a U.S. corporation (“RED MILE”), whose principal place of business is at 4000 Bridgeway, Suite 101, Sausalito, CA 94965, U.S.A.

RECITALS

Whereas, RED MILE is a developer of computer game programs operable on various computer and video game consoles and systems; and

Whereas, STRATEGY is in the business of developing, producing, distributing, publishing and licensing computer software programs and video games and related documentation for use on the Systems; and

Whereas, STRATEGY desires a license to distribute the Products, and RED MILE desires to grant a license to distribute the Products.

AGREEMENT

In consideration of the foregoing recitals and the mutual agreements and promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	DEFINITIONS.

The following terms, unless the context requires otherwise, have the following meanings:

a.

“Alpha” means the software includes all of the game’s major components, although not at final speed or with final data. All levels will run in the game engine, including lighting, collisions, and game play. All puzzles, random creature hot spots, and creature obstacles will be fully testable, including all bosses. It will also include NPCs and NPC interactions. The game will still have major bugs (i.e. crash bugs). All levels will be playable, although bugs may prevent playing any particular level from start to finish without resorting to cheats. In-game cinematics will be integrated and the game interfaces will be functional. Any additional visual and audio changes need to be made during this phase, and placeholders for art and voiceovers or sound effects may be necessary. In short, all game elements are accounted for either by being present in the build or by being represented by placeholders.

b.

“Beta” means the software includes all of the game’s major components in place and running with final speed and data. It will include all changes, modifications, alterations, and additions agreed to by STRATEGY and RED MILE based upon review and testing of the Alpha Milestone. The game will still have bugs, but major bugs (i.e. crash bugs) will have been addressed, including those impeding Player progression in the game. All levels are playable from start to finish. Note that assets are ‘frozen’ and implemented. Game runs on final media. Final audio is included. All necessary install materials have either been delivered to STRATEGY so that an install can be made by STRATEGY or, if agreed to by STRATEGY and RED MILE, the RED MILE has in place an install that meets all Publisher requirements.

c.

“Bug” means a repeatable phenomenon of unintended events or actions during the running of the software under normal conditions that results in: (i) the being unable to perform repeatedly and without interruption; (ii) a material detriment to the functionality of the software; (iii) a material detriment to the visual representation or sound of the software; or (iv) the destruction or corruption of data.

d.	“Chargeback” means deductions customers take against a STRATEGY invoice for price protection, promotions, allowances, or markdowns.
e.	“DISNEY” means Disney Interactive Inc. now known as Buena Vista Games.
f.	“End-Users” means those customers who acquire the Products for their internal use and not for redistribution, re-marketing, time-sharing, or service bureau use.
g.

“Gold Master” means the final version of the program as approved by both STRATEGY and RED MILE as suitable for duplication and shipping. It includes all changes, modifications, alterations, and additions agreed to by STRATEGY and RED MILE based upon review and testing of the Beta Milestone and/or previous Release Candidate(s).

h.	“Manufacturing Costs” means all reasonable direct costs of manufacturing, including in-bound transportation costs.
i.

“Net Revenues” means gross revenues received by STRATEGY from its Distribution partner and other third parties for Software and/or Merchandise actually sold to End-Users, less Distribution fees of twenty-two percent (22%), returns, Chargebacks, discounts, co-op, MDFs, rebates, customer allowances, Manufacturing Costs, taxes, duties, commissions, insurance, transportation costs, the DISNEY royalty as defined in Section 7.c., and reserves for Chargebacks and returns taken by third parties; provided, however, that the subsequent release of the reserve for Chargebacks and returns shall be considered as a part of Net Revenues upon such release of any remaining reserves.

j.	“Merchandise” means STRATEGY guides and telephone hint or gaming assistance relating to the Software.
k.	“Products” means, collectively, the Software and the Merchandise.
l.

“Release Candidate” means the final version of the program has been approved by the RED MILE, but not yet approved by STRATEGY, as suitable for duplication and shipping. It includes all changes, modifications, alterations, and additions agreed to by STRATEGY and RED MILE based upon review and testing of the Beta Milestone. If approved by STRATEGY, this build becomes the Gold Master. If not approved, the next build is also a Release Candidate with a number designator (Release Candidate 1, Release Candidate 2, etc.)

m.

“Software” means the computer program(s) set forth in Exhibit “A” (attached hereto and incorporated herein) operating on the Windows 98, Windows 2000, and Windows XP operating systems and does not include any derivative works or other versions thereof, including, without limitation, any merchandising, television, film, music, sequels, add-ons, level packs.

n.

“Territory” means the entire World with the exception of the former CSIS countries, namely, Russia, Ukraine, Belarus, Estonia, Latvia, Lithuania, Moldova, Kazakhstan, Kirghizia, Georgia, Armenia, Azerbaijan, Turkmenia, Tajikistan and Uzbekistan, which former CSIS countries shall be retained by RED MILE.

2.	LICENSE GRANTS
a.

Distribution. RED MILE hereby grants to STRATEGY, and STRATEGY hereby accepts, an exclusive license to publish, manufacture (subject to 2f below), market, promote, publicize, distribute and sell the Products throughout the Territories for the Term through any and all means of standard retail and/or End User on-line distribution.

b.	OEM Bundling Transactions. STRATEGY may not do bundling or OEM deals.
c.

DEVELOPER Trademarks and Trade Names. RED MILE hereby grants to STRATEGY, and STRATEGY hereby accepts, an exclusive license in the Territory during the Term to use, publish and permit others to use and publish RED MILE’s name as associated with the software solely as well as any names of or trademarks associated with or embodied in the software or any reproduction or simulation thereof and, subject to any contractual restrictions of which RED MILE has advised STRATEGY from time to time, the script, speech, images, characters, characterizations, designs, graphics, artwork, and other characteristics associated with the Software, all of the above solely and exclusively in connection with the sale, advertising, distribution and exploitation of the Products. Further, subject to approval from DISNEY, STRATEGY shall have the similar rights to use the Disney and Aladdin trademarks.

d.

Packaging and Promotional Material. RED MILE hereby grants to STRATEGY, and STRATEGY hereby accepts, a non-exclusive license, for advertising, publicity and promotional purposes with respect to STRATEGY’s sale of the Products, to permit the reasonable use of all artwork, textual material and other materials used for or by RED MILE in connection with the Software, including advertising, packaging and wrapping materials (collectively, “Packaging and Promotional Materials”) created by RED MILE in connection therewith. Nothing in the grant of licenses to STRATEGY shall limit RED MILE’s right to self-market their products.

e.	Sublicensing. STRATEGY shall have the exclusive (even as to RED MILE) license in the Territory to sublicense the rights set forth in this Agreement.
f.

Manufacturing. STRATEGY shall have each manufacturer, whether manufacturing directly for STRATEGY or for a sublicensee, to complete and send to RED MILE Exhibits “E” and “F” of this Agreement and comply with these exhibits.

STRATEGY understands that non-compliance with this requirement would give Disney the right to immediately terminate its agreement with RED MILE and RED MILE would be required to immediately terminate this Agreement.

3.	TERM

This Agreement shall become effective on the date hereof and, unless sooner terminated pursuant to the terms of this Agreement, shall continue in full force and effect until December 31, 2007 (the “Term”). The Agreement may be renewed by the mutual written agreement of both Parties hereto.

4.	RIGHT OF FIRST REFUSAL

Prior to executing any agreements with any other party RED MILE shall offer to STRATEGY for a period of thirty (30) days the right to publish (i) a sequel (the “Sequel”) to any program, (ii) modifications of any program to include additional features or gameplay (“Add-Ons”), and (iii) versions of the Program suitable for play on other platforms (including but not limited to, the PS-2, X-Box, Game Cube, etc.), upon terms satisfactory to RED MILE.

5.	RED MILE`S OBLIGATIONS
a.

Delivery. Upon a date mutually agreed upon by the parties, RED MILE shall deliver to STRATEGY two (2) complete Masters of each of the programs and, if the game has copy protection, CD checks, or other game verification systems, one (1) complete Master without these systems. The Masters for the programs will be the English language version then available. STRATEGY shall have final approval of the commercial acceptability of the Program(s).

b.

Demo Version. RED MILE shall use its best commercial efforts to deliver to STRATEGY thirty (30) days prior to STRATEGY’s first shipments of the Product(s) an interactive demonstration version of the Program(s) on a medium requested by STRATEGY for reproduction and use in the marketing and promotion of the Program(s) in the Territory. The demonstration version shall demonstrate all material functionality, interface design and audio and graphical direction of the Program(s).

c.

Game Design and Walk-Through. RED MILE shall use its best commercial efforts to deliver to STRATEGY a thorough walk-through of the game and the completed Game Design Documentation upon delivery of the Beta version of the software or within thirty (30) days of the signing of this agreement if the Beta version of the software has already been completed. These documents must have sufficient detail to give STRATEGY complete understanding of all of the concepts and components of game play so that STRATEGY will be in a position to render complete technical assistance to its customers and End Users.

d.

Localization. RED MILE shall provide whatever existing localized assets it has to STRATEGY as well as whatever existing instructions exist. RED MILE will use reasonable commercial efforts to assist STRATEGY in localizing the Product.

e.

Localization Kit. RED MILE shall provide STRATEGY with a localization kit thirty (30) days prior to completion of Gold Master or twenty (20) days after signing this Agreement if the Gold Master is already completed or its completion is anticipated less than thirty (30) days after the Agreement is signed.

f.

Integration. RED MILE shall integrate all translations provided by STRATEGY within ten (10) days of receipt by RED MILE. STRATEGY shall have final approval of the commercial acceptability of the localized Program(s). RED MILE shall at its expense, recompile the translated and localized materials so that the Software is in the formats and languages as specified by STRATEGY and is otherwise suitable (for content or otherwise) for use in the countries designated by STRATEGY.

g.

Marketing/PR. RED MILE shall cooperate with STRATEGY in its efforts to promote and advertise the Product. RED MILE shall deliver screen shots, hi-res graphics, manual text and graphics, concept art and any other reasonable materials that would assist STRATEGY in the marketing and promotion of the Product.

i.

All marketing and public relations materials created by STRATEGY are subject to approval of RED MILE and DISNEY, which DISNEY may approve in its sole discretion. Any materials not specifically approved by DISNEY are deemed disapproved and use of such materials will be deemed a material breach of this Agreement.

	ii.	STRATEGY shall provide DISNEY with 200 units of each version of the Product free of charge and will provide RED MILE with 20 copies free of charge.
h.

Quality Assurance. RED MILE will use its best commercial efforts to deliver a quality Master to STRATEGY. STRATEGY shall perform its own quality testing of the Software, and shall have sole discretion in determining the commercial acceptability of the Software.

i.

Gold Master.    STRATEGY acknowledges that they are licensing a completed game that has been approved by DISNEY. The only change to the English language game shall be removal of the Sierra splash screen and insertion of a STRATEGY FIRST splash screen. This change will require review and approval by DISNEY.

j.	Server Costs and Matchmaking Services. The product has no online component.
k.

Copy Protection. The product as delivered to STRATEGY is not intended to be copy protected. If STRATEGY wishes to implement copy protection at its own cost, RED MILE shall use reasonable commercial efforts to assist.

l.

Developer Materials Document. RED MILE will provide to STRATEGY a full and completed DEVELOPER MATERIALS DOCUMENT (DMD) within fifteen (15) days of the date of this Agreement. If the DMD is not complete or deemed acceptable, STRATEGY shall return said document indicating where the document is incomplete. RED MILE shall have ten (10) days then to complete the document. The DMD is required in order for STRATEGY to begin producing, marketing, and promoting the software. The DMD shall be attached to this Agreement as Exhibit “

6.	STRATEGY’S OBLIGATIONS
a.

Distribution. STRATEGY shall use its best efforts to sell and distribute the Products subject to the terms of this Agreement. STRATEGY shall sell the Products at price(s) mutually determined by both STRATEGY and RED MILE prior to the scheduled release. STRATEGY may make decisions with respect to returns and price protection in conformance with prevailing industry standards and procedures. STRATEGY will use its reasonable commercial best efforts to publish each title two (2) months after it has accepted the Gold Master. STRATEGY will use it’s best efforts to get as wide a geographical distribution as possible prior to release.

b.

Warehousing. STRATEGY, or a third party on behalf of STRATEGY, shall provide warehousing for the Products, fulfill orders (i.e. provide “pick, pack and ship” services) and manage, process and restock returns of the Products, if any.

c.	Invoice and Collection. STRATEGY, or a third party on behalf of STRATEGY, shall invoice and collect from End-Users or distributors for the Products distributed pursuant to this Agreement.
d.

Marketing. RED MILE shall cooperate with STRATEGY in the development of the marketing plan for the sale and advertising of the Products (the “Marketing Plan”). STRATEGY shall manage and implement co-op advertising programs and marketing as STRATEGY determines in its reasonable discretion. With respect to the Marketing Plan, STRATEGY shall spend no less than the minimum marketing sum and no more than the maximum marketing sum (the “Marketing Expenses”) shown on Exhibit “A” in the marketing and advertising of the Products and pursuant to the dates set forth in the Marketing Plan; provided, however, that such Marketing Expenses may be increased or decreased by the parties by mutual agreement. No more than thirty-three percent (33%) of the Marketing Expenses may be STRATEGY’S internal marketing expenses; at least sixty-seven (67%) percent must be direct out-of-pocket expenses spent with third parties. As part of the Marketing Plan, STRATEGY shall, (i) design advertising and collateral materials to attract customers for the Software, and (ii) provide suitable press releases and public relations efforts for the initial release of the Software. The parties acknowledge that all materials created under this Section require the approval of DISNEY.

e.

End-User Support. STRATEGY shall, provide End-Users of the Products in the Territory with reasonable technical support via the telephone and E-Mail and such costs shall be solely borne by STRATEGY. RED MILE shall provide STRATEGY with such information and training required for STRATEGY to perform such End User support. Reasonable travel and lodging costs incurred by RED MILE to provide such training shall be borne solely by STRATEGY.

7.	ROYALTIES
a.

Advance Royalties. Within ten days of both Parties signing this Agreement, Strategy shall pay to Red Mile a non-refundable, recoupable, advance royalty in the amount of $12,500 . An invoice shall be submitted to STRATEGY by RED MILE, and this advance royalty shall be wire-transferred to RED MILE by STRATEGY in accordance with RED MILE’s wire instructions. This advance royalty is recoupable by STRATEGY who shall hold back actual royalties earned and payable as the result of actual sales until the advance royalty is fully recouped.

b.

Payment of Royalties. For and in and consideration of the licenses and other rights granted hereunder, STRATEGY shall pay to RED MILE as royalties, for any sales by STRATEGY, 50% of the Net Revenue, plus the DISNEY royalty as defined below. In no case shall the payment to RED MILE for each unit sold be less than the DISNEY royalty.

c.

Minimum Royalty Per Unit Sold. Notwithstanding the equal sharing of Net Revenue as defined in this Agreement, Strategy acknowledges that the minimum royalty payable to DISNEY per unit sold shall be $1.25 for all countries except Europe and one Euro for Europe.

d.

Royalty Payments and Statements. Royalties shall be computed based on the currency of the United States of America, and shall be paid in the currency of the United States of America. For purposes of the preceding sentence, the exchange rate used to convert any Net Receipts into American currency shall be the exchange rate actually charged to STRATEGY by the party converting such Net Receipts into American currency. Royalties shall be calculated at or near the end of every quarter based upon the distribution and sales reports that STRATEGY receives from its distribution partners. A written statement providing a complete, itemized description of the calculation of the Royalties paid for the preceding quarter (a “Royalty Statement”) shall accompany each Royalty payment, or shall be sent alone within such period if no Royalties are due for such quarter. Statements as to royalties payable hereunder shall be sent by STRATEGY to RED MILE, together with payment of any royalties earned by RED MILE.

e.

Payment Schedule. STRATEGY shall pay the Royalties to RED MILE quarterly as follows: (a) each quarter ending in March, Royalties shall be paid on or before May 20th after such quarter, (b) each quarter ending in June, Royalties shall be paid on or before August 20th after such quarter, (c) each quarter ending in September, Royalties shall be paid on or before November 20th after such quarter, and (d) each quarter ending in December, Royalties shall be paid on or before February 20th after such quarter.

f.

Return Credit. In connection with each quarterly accounting period, STRATEGY shall have the right to retain, as a reserve against charges, credits, or returns, such portion of payable royalties as shall be reasonable in STRATEGY’s best business judgment, but not to exceed fifteen percent (15%) of such payable royalties. Each reserve so established shall be liquidated and paid, to the extent it is not reduced for actual or potential returns and credits, on the first anniversary of the date such reserve was first taken.

g.

Final and Binding Effect. RED MILE shall be deemed to have consented to all Royalty Statements and all other accountings rendered by STRATEGY hereunder, and each such Royalty Statement or other accounting shall be conclusive, final and binding, shall constitute an account stated and shall not be subject to any questions for any reason whatsoever, unless specific objection in writing, setting forth the basis thereof, is given by RED MILE to STRATEGY within two (2) years after RED MILE’s actual examination of the Royalty Statements, if any, pursuant to this Agreement. No action, suit, or proceeding of any nature with respect to any Royalty Statement or other accounting rendered by STRATEGY hereunder may be maintained against STRATEGY unless such action, suit or proceeding is commenced against STRATEGY in a court of competent jurisdiction within two (2)

years after RED MILE’s actual examination of the Royalty Statements, if any, pursuant to this Agreement.

h.

Examination of Royalty Statements. STRATEGY shall maintain, at its executive offices, which are presently in Montreal, Canada, books of account concerning sales of the Products hereunder. RED MILE may examine or, at RED MILE’s sole expense, appoint an independent certified accountant to examine STRATEGY’s said books relating to the sale of the Products hereunder no more than once each calendar year, solely for the purpose of verifying the accuracy thereof, only during STRATEGY’s normal business hours and upon ten (10) days’ prior written notice. RED MILE shall notify STRATEGY in writing within ninety (90) days after it or its independent certified accountant has completed such examination if RED MILE believes that STRATEGY’s books are not accurate, and supply STRATEGY with a report including a description of any and all alleged inaccuracies contained therein. RED MILE, STRATEGY and their respective representatives shall keep all information obtained in such examination confidential and to use such information solely for the purpose of this Section. If any additional monies are shown to be payable by STRATEGY to RED MILE based upon an examination and such amount shown due exceeds ten percent (10%) of the Royalties previously paid by STRATEGY in relation to the particular Statement(s) which may be the subject of the examination, STRATEGY shall reimburse the reasonable costs of such examination and fees and expenses related thereto, as and when paid by RED MILE, plus interest at the lesser of twelve percent (12%), or the maximum lawful rate on such unpaid amount to be computed from the first date such monies were to have been accounted for.

i.

Payment Pursuant to Examination Rights. With respect to any claim by RED MILE that additional monies are payable by STRATEGY to RED MILE pursuant to this Agreement based upon an examination by RED MILE of STRATEGY’s books and records, STRATEGY shall not be deemed in breach of this Agreement unless within thirty (30) days after STRATEGY’s receipt of RED MILE’s written claim that additional monies are due and payable together with a copy of the examination report prepared in connection with such examination, STRATEGY shall either: (1) pay such additional monies so claimed by RED MILE, or (2) contest such claim, in whole or in part, by written notice to RED MILE specifying in reasonable detail the grounds for contesting such claim. In the event STRATEGY shall so contest any such claim, STRATEGY shall not be deemed in breach of this contract unless such claim shall have been reduced to a judgment by a court of competent jurisdiction or resolved by binding arbitration and STRATEGY shall have failed to pay RED MILE the amount thereof within ten (10) business days after STRATEGY shall have received notice of the entry of such final non-appealable judgment.

8.	OWNERSHIP
a.

The Products. With respect to the Products, this Agreement only grants to STRATEGY a license to offer a license to such Products to STRATEGY’s customers and does not transfer to STRATEGY any right, title or interest in or to any therein, notwithstanding any “purchase” or “sale” or similar language contained therein.

b.

Trademarks. Notwithstanding the grant of licenses herein, STRATEGY hereby acknowledges and agrees that RED MILE owns the copyright and other rights to the Products, and any packaging, advertising and promotional material produced by RED MILE and delivered to STRATEGY for the Products.

9.	PRODUCT LABELING
a.

Copyright Notice. STRATEGY shall cause to be affixed, conspicuously and legibly on all Packaging and Promotional Materials, including without limitation, any advertising, collateral materials, press releases or public relations efforts, appropriate copyright notices in the name of RED MILE and DISNEY.

b.

Labeling. Pursuant to the grant of license in this Agreement, the Products shall be distributed in the Territory under STRATEGY’s name and label and STRATEGY may assert attribution as publisher and distributor of the Products. STRATEGY shall cause to be affixed, conspicuously and legibly on all Packaging and Promotional Materials, including without limitation, any advertising, collateral materials, public relations efforts, or Internet web sites, the RED MILE logo and other logos of developers of the Products as may be reasonably be requested (all subject to the restrictions contained in this Agreement).

10.	CONFIDENTIALITY
a.

Proprietary Information. Each party acknowledges and agrees that certain information which it may receive from the other party will be Proprietary Information to the disclosing party. “Proprietary Information” shall mean: (i) the fact that the disclosing party intends to develop or have developed any particular or other product; (ii) any information concerning or related to the Products; (iii) any information concerning the terms and conditions of this Agreement, except without the prior written consent of the other party, which shall not be unreasonably withheld,; (iv) nonpublic information concerning the business or finances of the disclosing party; and (v) any other information which if disclosed to a third party could adversely affect a competitive advantage of the disclosing party.

b.

Protection. Each party agrees, both during and after the term of this Agreement, to use the Proprietary Information of the other party only in connection with its rights and obligations under this Agreement, and not to, directly or indirectly, reproduce such Proprietary Information or distribute or disclose such Proprietary Information, except to employees or consultants who have a need to know such Proprietary Information in connection with the performance of the obligations and exercise of the rights under this Agreement, and to hold in confidence all Proprietary information of the other party and to use is best efforts to prevent the unauthorized copying, use and/or disclosure of the other party’s Proprietary Information.

c.

No Nondisclosure Obligation. Each party’s respective obligation to hold the other party’s Proprietary Information in strict confidence shall not apply to any information that: (i) becomes known to the general public without a breach of the nondisclosure obligations of this Agreement; (ii) is disclosed by the owner of the Proprietary Information to others without restriction on disclosure; (iii) is obtained from a third party without breach of a nondisclosure obligation; or (iv) must be disclosed in connection with any suit, action or other dispute related to this Agreement or is otherwise required to be disclosed by law.

d.

Irreparable Harm. Each party agrees that the unauthorized use or disclosure of the disclosing party’s Proprietary Information may cause irreparable injury to the disclosing party. Accordingly, both parties agree that the remedy at law for any breach of this Section 10 may be inadequate and, in recognition thereof, agree that the party suffering from the unauthorized use or disclosure shall be entitled to ex party injunctive relief to prevent any such breach or the threat of such a breach.

11.	REPRESENTATIONS AND WARRANTIES
a.	RED MILE’s Representations and Warranties. RED MILE represents and warrants to STRATEGY as follows:
i.

Power and Authority. RED MILE possesses (i) all rights necessary to grant the exclusive license granted by this Agreement without liability to any third party, and (ii) full power and authority to carry out its obligations hereunder.

ii. No Breach. During the Term, the performance of RED MILE’s duties hereunder will not breach any separate agreement by which RED MILE is bound, or violate or infringe any rights of any third party. So long as this Agreement remains in effect, RED MILE shall not commit any act or enter into any agreement or understanding with any third party which is inconsistent or in conflict with the terms of this Agreement.

iii. No Liens. There are no liens, claims, or encumbrances against the Software or any part thereof which would derogate from or be inconsistent with the rights and licenses granted to STRATEGY herein. RED MILE represents and warrants that it is, and at all times during the term of this Agreement will be, the holder of all consents necessary for it to perform its obligations hereunder.

iv. No Litigation. There is presently no litigation or other claim, pending or threatened, nor any fact which may be the basis of any claim, against the Software. RED MILE has not taken any action or failed to take any action which would interfere with the rights of STRATEGY under this Agreement.

b.	STRATEGY’s Representations and Warranties. STRATEGY represents and warrants to RED MILE as follows:
i.

Power and Authority. STRATEGY possesses the full power and authority to enter into this Agreement and to carry out its obligations hereunder and this Agreement constitutes the valid and binding obligation of STRATEGY, enforceable in accordance with its terms.

ii. No Breach. During the Term, the performance of STRATEGY’s duties hereunder will not breach any separate agreement by which STRATEGY is bound, or violate or infringe any rights of any third party. So as long as this Agreement remains in effect, STRATEGY shall not commit any act or enter into any agreement or understanding with any third party which is inconsistent or in conflict with the terms of this Agreement.

iii. Valid corporaton. STRATEGY is a corporation, validly existing and in good standing under the laws of the jurisdiction it was incorporated.

iv. Fiscally sound. STRATEGY is financially sound and fiscally capable of performing its obligations and any material change in such status shall be immediately communicated to RED MILE in writing.

12.	SOFTWARE BUGS

For a period of six (6) months following the delivery of Master by RED MILE under this Agreement, the software shall be reasonably free of all Bugs. If, within such period, STRATEGY reasonably determines that the software is not free from Bugs, RED MILE shall, at its sole expense and within thirty (30) days after receipt of written notice of any such condition, make whatever corrections are commercially reasonable to correct the Bugs, and promptly redeliver to STRATEGY one (1) corrected gold master of the on CD-ROM.

13.	INDEMNIFICATION
	a.	RED MILE Indemnification

i.

RED MILE shall hold harmless, defend and indemnify STRATEGY, its directors, officers, agents and employees for any and all claims, losses, costs, liabilities or expenses (including reasonable attorneys’ fees and applicable fees attributable to End Users for which STRATEGY may be required to provide refunds) relating to or arising from: (i) any breach by RED MILE of any representation, warranty or covenant of this Agreement; (ii) any negligent act or omission of RED MILE; (iii) access to or use of the Products infringes upon or violates any copyright, patent, trademark, or other intellectual property right; and (iv) any unfair trade practice, title or misrepresentation based on any promotional material, documentation or other material provided by RED MILE with respect to the Products; provided however, that: (x) STRATEGY promptly notifies RED MILE in writing of the claim; (y) RED MILE has sole control of the defence and all related settlement negotiations, subject to obtaining the agreement of STRATEGY to any final settlement; and (z) STRATEGY reasonably provides RED MILE with the assistance, information and authority necessary to perform the above.

ii.

RED MILE shall have no liability for any claim of infringement to the extent based on: (a) access to or use of a superseded or altered release of the Products if such infringement would have been avoided by access to or use of a current unaltered release of the Products; or (b) the combination, operation or use of the Products with programs or data not furnished by RED MILE if such infringement would have been avoided without such programs or data.

iii.

In the event the Products are held or is believed by RED MILE to infringe, RED MILE shall have the option, at its expense, to: (i) modify the Products to be non-infringing; (ii) obtain for STRATEGY a license to continue the distribution and license of the Products; (iii) substitute the Products with other or material reasonably suitable to STRATEGY; (iv) buy back all infringing Products at a price agreed to by STRATEGY; or if (i) - (iv) are not commercially reasonable for RED MILE, then (v) terminate the license rights granted hereunder, the whole without limiting STRATEGY’s recourses hereunder.

b.	STRATEGY Indemnification
i.

STRATEGY shall hold harmless, defend and indemnify RED MILE, its directors, officers, agents and employees for any and all claims, losses, costs, liabilities or expenses (including without limitation reasonable attorneys’ fees) relating to or arising from: (i) any breach by STRATEGY of any representation, warranty or covenant of this Agreement; (ii) any negligent act or omission of STRATEGY; (iii) any use by STRATEGY or End User of any product not provided by RED MILE but used in combination with access to and use of the Product, if such claim would have been avoided by the exclusive access to and use of the Product; (iv) STRATEGY’s failure to include or reasonably enforce the required contractual terms set forth herein in each End User License Agreement; and (v) any claim that arises from any representation, warranty or covenant by STRATEGY to End Users beyond that which is provided by RED MILE pursuant to this Agreement; provided however, that: (x) RED MILE promptly notifies STRATEGY in writing of the claim; (y) STRATEGY has sole control of the defence and all related settlement negotiations, subject to obtaining the agreement of RED MILE to any final settlement; and (z) RED MILE reasonably provides STRATEGY with the assistance, information, and authority necessary to perform the above.

14.	FREEDOM TO COMPETE

Subject to the provisions of the Agreement, each party acknowledges and agrees that nothing herein shall be construed as restricting or prohibiting either party from lawfully competing with the other party in any other aspects of its business, including, without limitation, the development, marketing and/or distribution of other products and services. Without limiting the generality of the preceding sentence, each party acknowledges that the other party is in the business of designing, developing and exploiting both directly and indirectly various products and that each party maintains and continuously seeks licensing and distribution relationships with third parties. Each party agrees that nothing in this Agreement will be construed as restricting or prohibiting such party from continuing its business in any lawful manner. Each party may in its sole discretion at any time during or after the term of this Agreement (i) design, develop, manufacture, market, publish, license, distribute, and otherwise exploit any products or services, even if such products or services are competitive with or similar to any of the other party’s products, subject only to the other party’s respective copyrights, patent rights, and other proprietary rights in and to the other party’s Products, and/or (ii) enter into and maintain licensing and distribution relationships with any persons or entities, even if such third parties are competitors or licensees of the other party.

15.	TERMINATION

a.

RED MILE Breach. In the event that RED MILE fails to deliver the final Gold Master to STRATEGY for up to three (3) months after the date mutually agreed upon pursuant to Section 5(a.), or RED MILE otherwise materially breaches this Agreement with respect to the Products hereunder and such breach is not cured within thirty (30) days after receipt of notice from STRATEGY of such breach, then, without in any way limiting any of STRATEGY’s other rights and remedies in such event, and notwithstanding any provision to the contrary contained herein, STRATEGY shall have the right at its sole election to terminate this Agreement

b.

STRATEGY Breach. In the event STRATEGY materially breaches this Agreement and such breach is not cured within thirty (30) days after receipt of notice from RED MILE of such breach, then, without in any way limiting any of RED MILE’s other rights and remedies in such event, and notwithstanding any provision to the contrary contained herein, RED MILE shall have the right at its sole election to terminate this Agreement.

c.	Automatic Termination.
i.

Bankruptcy. In the event either party to this Agreement files a petition in bankruptcy or is adjudged a bankrupt, or if a petition in bankruptcy is filed against such party and is not dismissed within sixty (60) days of the institution of such proceeding, or if such party becomes insolvent, or makes an assignment for the benefit of creditors, or if any receiver appointed for such party or its business is not discharged within sixty (60) days (for convenience, the “bankrupt or insolvent party”), the other party shall have the right to terminate this Agreement, upon written notice to the bankrupt or insolvent party.

ii.	Breach by STRATEGY of material terms which causes DISNEY to terminate the RED MILE Agreement with DISNEY.
16.	EFFECT OF TERMINATION

Upon expiration of the Term of this Agreement, all exclusive rights granted to STRATEGY under this Agreement shall forthwith revert to RED MILE with the following consequences:

a.	STRATEGY shall continue to pay all Royalties which become due and payable.
b.

In the case of termination not for breach, STRATEGY will be entitled to a sell-off period of ninety (90) days to sell and distribute all existing stocks of the product(s) as at the date of termination or on the expiration of the Term, on a non-exclusive basis and in accordance with the terms of this agreement and RED MILE shall thereafter be free to engage others to distribute the Products in the Territory or to distribute them itself and STRATEGY shall not thereafter advertise, distribute or sell the Products, and will cease all display, advertising and use of RED MILE’s Property. In the case of termination due to a breach by STRATEGY, STRATEGY shall immediately cease selling the Product and destroy any unsold inventory.

c.	STRATEGY shall return to RED MILE all materials and any copies or reproductions thereof furnished to STRATEGY by RED MILE hereunder or give satisfactory evidence of their destruction.

d.

Sublicenses. Any valid termination of this Agreement shall not affect any valid sub-licenses granted by STRATEGY pursuant to this Agreement, which shall continue in full force and effect for the full duration of their terms.

17.	GENERAL PROVISIONS
a.

Notice. All notices, statements and/or payments to be given to the parties hereunder shall be addressed to the parties at the addresses set forth on the first page hereof or at such other address as the parties shall designate to each other in writing from time to time. All notices shall be in writing and shall either be served by personal delivery (to an officer of each company), mail, or facsimile (if confirmed by mail or personal delivery of the hard copy), all charges prepaid. Except as otherwise provided herein, such notices shall be deemed given when personally delivered, all charges prepaid, or on the date ten (10) days following the date of mailing, except that notices of change of address shall be effective only after the actual receipt thereof.

b.

Assignment. This Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of each party hereto. Notwithstanding the foregoing, STRATEGY shall not assign any rights or obligations hereunder without the prior written consent of RED MILE, which it may withhold in its sole discretion. RED MILE may assign its rights or obligations hereunder without the prior written consent of STRATEGY.

c.

Entire Agreement. The entire understanding between the parties hereto relating to the subject matter hereof is contained herein. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the parties other than expressly set forth in this Agreement. This Agreement cannot be changed, modified, amended or terminated except by an instrument in writing executed by both STRATEGY and RED MILE. The Exhibits annexed hereto constitute a part of this Agreement. The headings and captions used herein are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement. This Agreement shall not be deemed effective, final or binding upon RED MILE or STRATEGY until signed by each of them. Only the final, executed Agreement is admissible as the written agreement between the parties and prior drafts, if any, incorporating revisions or original language may not be used, and shall not be admissible as evidence for any purpose in any litigation that may arise between the parties.

d.

Modifications. No waiver, modification or cancellation of any term or condition of this Agreement shall be effective unless executed in writing by the party charged therewith. No written waiver shall excuse the performance of any act other than those specifically referred to therein and shall not be deemed or construed to be a waiver of such terms or conditions for the future or any subsequent breach thereof. Except as otherwise provided in this Agreement, all rights and remedies herein or otherwise shall be cumulative and none of them shall be in limitation of any other right or remedy.

e.

Relationship of Parties. This Agreement does not constitute and shall not be construed as constituting a partnership or joint venture between RED MILE and STRATEGY. Neither STRATEGY nor RED MILE shall have any right to obligate or bind the other in any manner whatsoever, and nothing herein contained shall give or is intended to give any rights of any kind to any third persons.

f.	Governing Law and Venue. The validity, construction, interpretation, and performance of this Agreement shall be governed by and construed in accordance with the laws of the Province of Quebec, Canada.
g.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute but one and the same document.
h.	Survival. The expiration of this Agreement shall not impair the rights or obligations of either party hereto which shall have accrued hereunder prior to such expiration or termination.
i.

Cooperation. Each of the parties hereto agrees to execute all such further instruments and documents and to take all such further action as the other party may reasonably require in order to effectuate the terms and purposes of this Agreement as stated herein.

j.

Invalid Provision. If any provision of this Agreement shall be held or deemed to be invalid, inoperative or unenforceable in any jurisdiction or jurisdictions, because of conflicts with any constitution, statute, rule or public policy or for any other reason, such circumstance shall not have the effect of rendering the provision in question unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provisions herein contained unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be enforceable to the maximum extent permitted in such jurisdiction or in such case.

k.

French-language clause. The parties have required that this agreement and all documents, notices and communications relating to this agreement and to the subject matters arising therefrom be in the English language. / Les parties ont exigé que la présente convention et tous les documents, avis, et communications rattachés à cette convention et aux questions qui en découlent soient rédigés en anglais.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date defined in the preamble hereto.

RED MILE:

RED MILE

By:	_/s/ Ed Roffman_________

Name: Ed Roffman

Title: CFO

STRATEGY:

STRATEGY FIRST INC.

By:	_/s/ Don McFatridge____
Name:	Don McFatridge

Title:          President

EXHIBIT “A”

Software

Disney Aladdin Chess Adventure

Minimum/Maximum Marketing Expenses

Minimum 50,000, Maximum 150,000

EXHIBIT “B”

DISNEY ALADDIN CHESS ADVENTURE

Task List

This list is a full description of changes, additions, alterations, and corrections STRATEGY has requested be made to the Software.

None

EXHIBIT “C”

DISNEY ALADDIN CHESS ADVENTURE

Developer Materials Requirement List

The following is a list of materials that are required for Strategy First to publish your title. Please note that the list is extensive and some of the items are ongoing. Try to provide as much of the items requested to ensure a smooth release of the product.

Contact Information

This should include contact names, emails and phone numbers of the key personnel within your company. Contact information should be broken down by Production contacts, Marketing and PR Contacts and Art/Graphic Design contacts.

Purpose: To ease communication between Marketing, Production and Development.

Full Title Specifications Document

Please note if anything should not be revealed to End-Users.

This document should include the following:

1)

Technical Specifications including minimum and recommended system requirements, multiplayer protocols, supported API’s, graphics and sound features including how lighting and textures are handled, special effects, animation formats, animation process – by hand or motion capture, world interactivity, collision rules, physics effects, scripting systems, level building tools, memory handling, localization tools and preparations, other input devices, sound formats, and how music is stored.

2)

To the extent available, RED MILE shall provide Game Design including level, mission, scenario and/or campaign designs (Incl. Confirmed number), puzzles, solutions and options, spawn points, enemy descriptions and statistics, weapon descriptions and statistics, description of skills and attributes, combat rules, AI definitions, reactions, and rules, character interactions, concept and storyline, all game texts including voiceover scripts, multiplayer details, and scenario/campaign editor functionality (if applicable).

3)	List of Product Features

Purpose: To be used in product analysis and review, product positioning, marketing materials, promotion, packaging and to begin creation of the marketing plan.

All copyright notices, trademarks or patents issued for product

Purpose: To be used on all packaging and sales material to satisfy legal requirements.

Documentation of all licensed software tools used

Purpose: To be included in all packaging to satisfy legal requirements.

Links to Existing Company Website

Purpose: To begin web promotion with links between Strategy First’s web site and RED MILE’s web site.

Offensive material content

The game contains no offensive material content.

Purpose: Used for game submission to the Entertainment Software Rating Board (ESRB).

Compilation of all previous press exposure

There is none

Purpose: To be used for product positioning and to create a consistent promotional plan.

Completed developer product and competitive product analysis

There is none.

Purpose: To be used for product’s positioning, marketing and promotional plan development.

Game interface mock-up, button artwork or special screens

Will be created by STRATEGY FIRST from game

Purpose: To be used for website and marketing collateral.

All available rendered or partial artwork

This should include: textures, 2D/3D character images, screenshots, Max files with Plug-ins (if possible), backgrounds and logos in file formats: TIF, EPS, JPG, PSD. All artwork should be provided in hi-res format wherever possible.

Purpose: To begin product marketing collateral: packaging, sell sheets, ads, box and web design

All packaging (Completed or not)

Purpose: To be used for packaging if required.

Manual documentation

Purpose: To be used for the manual and website content.

Technical details of game CD manufacturing

The game fits on one CD. There is no copy protection.

Purpose: To be used for press releases and possible press tours.

Details of current playable game version

Purpose: To be used for press releases and possible press tours.

EXHIBIT “D”

DISNEY ALADDIN CHESS ADVENTURE

Offensive Material Guidelines

Below represents a list of some of the elements that the ESRB commonly evaluates in a product. Notice that there are many elements that can contribute to the content of the game, not just the gameplay itself. To get an accurate sense of the finished game, ESRB evaluates pertinent content from the game. Pertinent content would be any content that accurately reflects either the most extreme or intense content of the final product (in terms of relevant rating criteria such as violence, language, sexuality, gambling, and alcohol, tobacco, and drug use), and the final product as a whole.

Destruction

Explosions, physical damage and other audio or visual elements of destruction.

Violence

All elements of damage design, including blood effects, gore, death animations, post mortem damage effects, and screams.

Failure

Demonstrate what happens when the player dies, crashes, or goes out-of-bounds.

Profanity

Profanity is always pertinent content that must be submitted. ESRB must be provided with an accurate and audible representation of the profanity and its frequency.

Soundtrack/Lyrics

Soundtracks frequently contain profanity or adult themes.

Controlled Substances

Use, implied use, or reference to drugs, alcohol, or tobacco is always pertinent content. Even in the background, these activities can potentially influence a game’s rating.

Gambling

Gambling, including instructional lessons and simple ambiance, can contain pertinent content that must be submitted.

Sexuality

Nudity, innuendo, suggestive themes and explicit sexual activities — these are types of pertinent content that must be submitted to ESRB.

Characters

Character options, models, and profiles, such as revealing clothes or suggestive character biographies, are often a source of pertinent content.

Vehicles/Weapons

Look carefully at vehicle/weapon sounds, options, and models since these elements often contain pertinent content that must be rated.

Supplements

Pertinent content in bonus material, guidebooks, manuals, and other supplements packaged with the game must be consistent with the final product, or else submitted for review.

Cut-scenes

FMVs, cut-scenes, in-game movies, and starting/ending sequences often give the most accurate sense of a final product, and should be submitted as pertinent content.

EXHIBIT E

Form of Consent Agreement

Reference is made to that certain Publishing and Development Agreement, dated as of May 27, 2003 by and between Disney Interactive, Inc. (“Disney”) and Red Mile Entertainment (“Red Mile”) (the “Agreement”), relating to, among other things, the development, manufacture, packaging and distribution by Red Mile of certain interactive computer software products of Disney indicated below (the “Authorized Products”). Red Mile has asked Disney to consent, pursuant to Section 12.2 of the Agreement, to the engagement by Red Mile of a third party to provide certain services in connection with the development, manufacture, packaging and/or distribution of an Authorized Product.

Disney hereby consents to the engagement by Red Mile of the third party named below (the “Subcontractor”) to render the services indicated below for the account of Red Mile, provided that (1) the Subcontractor shall execute Disney’s form of Subcontractor Agreement; (2) a complete and executed copy of such agreement shall be delivered to Disney within ten (10) days of the date thereof; and (3) the Subcontractor shall fully comply in all respects with such agreement. Failure of any of the foregoing conditions shall entitle Disney to immediately terminate the Agreement and require that all materials in the possession or control of Red Mile or Subcontractor containing or capable of displaying any intellectual property of Disney be immediately delivered to Disney or destroyed to Disney’s satisfaction. This consent shall not be deemed to constitute a waiver of compliance by Disney with respect to any other term, provision or condition of the Agreement.

Name and Address of Subcontractor:

Territory of Manufacture:

Expiration of Agreement:

(unless earlier terminated or extended]

Authorized Product(s): (or components thereof)

IN WITNESS WHEREOF, the duly authorized representatives of each of the parties hereto have executed this Consent Agreement as of the                                                                    day of,__.

DISNEY INTERACTIVE, INC.	RED MILE:

By: ____________________________	By:

Date:_	___________________________	Date:_

Title: _________________________________	Title:______________________________

EXHIBIT F

Form of Subcontractor Agreement

Name and Address of Subcontractor:

Services:

Licensee:	Red Mile Entertainment (“Red Mile”)

Expiration Date of Agreement: (unless earlier terminated or extended)

Authorized Product(s):

Disney Properties:	All scenes and characters (together with their likenesses and names) and designs

(including without limitation marks and logos), and all art, animation, video and other audiovisual material, sound, music and text (including without limitation fonts), owned or licensed by Disney which are depicted or used in the Authorized Product(s).

Ladies and Gentlemen:

In order to induce Disney Interactive, Inc. (“Disney”) to consent to the engagement by Red Mile of the undersigned subcontractor (“Subcontractor”) to provide the Services in connection with the manufacture, packaging or distribution of the Authorized Product, the Subcontractor signing below covenants and agrees that (except as may be authorized under a separate Disney Manufacturer’s Agreement or license):

1.            The Subcontractor will not manufacture the Authorized Product to the order of anyone but Red Mile, will invoice only Red Mile, will not ship to anyone other than Red Mile or Red Mile’s designees and will not ship after the expiration date of the Agreement.

2.       The Subcontractor will not subcontract production of the Authorized Product or components thereof without Disney’s written consent.

3.       The Subcontractor will not (without Disney’s written consent) manufacture merchandise utilizing any of the Disney Properties listed above or any other properties the copyright or trademark to which is owned by Disney, other than the Authorized Product in accordance with the Agreement.

4.	The Subcontractor will not publish or cause the publication of pictures of the Authorized Product in any publication or promotional material, nor advertise the fact that it is permitted to manufacture Authorized

Product, nor use the name “Disney” or any variant thereof without Disney’s prior written consent.

5.         In manufacturing the Authorized Product, the Subcontractor will comply with all applicable local and national laws and regulation, treaties, voluntary industry standards, codes or other obligations (collectively, “Laws”), including but not limited to, applicable health and safety standards and labor laws for manufacturing operations. Specifically, the Subcontractor covenants that:

(a)        The Subcontractor will not use child labor in the manufacturing, packaging or distribution of Disney merchandise. The term “child” refers to a person younger than the local legal minimum age for employment or the age for completing compulsory education, but in no case shall any child younger than fifteen (15) years of age (or fourteen (14) years of age where local law allows) be employed in the manufacturing, packaging or distribution of Disney merchandise. The Subcontractor employing young persons who do not fall within the definition of “children” agrees also to comply with any Laws applicable to such persons.

(b)        The Subcontractor agrees only to employ persons whose presence is voluntary. The Subcontractor agrees not to use any forced or involuntary labor, whether prison, bonded, indentured or otherwise.

(c)	The Subcontractor agrees to treat each employee with dignity and respect, and not to use corporal punishment, threats of violence, or other forms of physical, sexual, psychological or verbal harassment or abuse.

(d)	The Subcontractor agrees not to discriminate in hiring and employment practices, including salary, benefits, advancement, discipline, termination, or retirement, on the basis of race, religion, age,

nationality, social or ethnic origin, sexual orientation, gender, political opinion or disability.

(e)        The Subcontractor recognized that wages are essential to meeting employees’ basic needs. The Subcontractor agrees to comply, at a minimum, with all applicable wage and hour Laws, including minimum wage, overtime, maximum hours, piece rates and other elements of compensation, and to provide legally mandated benefits. If local Laws do not provide for overtime pay, the Subcontractor agrees to pay at least regular wages for overtime work. Except in extraordinary business circumstances, the Subcontractor will not require employees to work more than the lesser of (1) 48 hours per week and 12 hours overtime or (2) the limits on regular and overtime hours allowed by local law, or, where local law does not limit the hours of work, the regular work week in such country plus 12 hours overtime. In addition, except in extraordinary business circumstances, employees will be entitled to at least one day off in every seven-day period. The Subcontractor agrees that, where local industry standards are higher than applicable legal requirements, it will meet the higher standards.

(f)	The Subcontractor agrees to provide employees with a safe and healthy workplace in compliance with all applicable Laws, ensuring, at a minimum, reasonable access to potable water and sanitary facilities, fire safety, and adequate lighting and ventilation. The Subcontractor also agrees to ensure that the same standards of health and safety are applies in any housing it provides for employees. The Subcontractor agrees to provide Disney with all information Disney may request about manufacturing, packaging and distribution facilities for the Products.

(g)        The Subcontractor agrees to respect the rights of employees to associate, organize and bargain collectively in a lawful and peaceful manner, without penalty or interference, in accordance with applicable Laws.

(h)        The Subcontractor agrees to comply with all applicable Laws, including those pertaining to the manufacture, pricing, sale and distribution of the Products.

(i)	The Subcontractor agrees to comply with all applicable environmental Laws.

(j) The Subcontractor agrees that Disney and its designated agents (including third parties) may engage in monitoring activities to confirm compliance with this Agreement, including unannounced on-site inspections of manufacturing, packaging and distribution facilities, and employer-provided housing, such inspections to include reviews of books and records relating to employment matters and private interviews with employees. The Subcontractor agrees to maintain on site all documentation necessary to demonstrate compliance with the Agreement.

(k) The Subcontractor agrees to take appropriate steps to ensure that the provisions of this Paragraph 5 are communicated to employees, including the prominent posting of a copy of Disney’s Code of Conduct for Manufacturers in the local language and in a place readily accessible to employees at all times.

6.

The term “Laws” as used in this Subcontractor Agreement means any and all applicable laws, rules, regulations, ordinances, voluntary industry standards, association laws, codes or other obligations pertaining to any of Subcontractor’s activities in connection with the Agreement including but not limited to, those applicable to the Authorized Product and the Disney Properties and the performance of the Services.

7.

The Subcontractor shall not, and shall not permit or assist any other party to, manufacture, modify or adapt all or any part of the Authorized Product or otherwise make copies of all or part of the Authorized Product onto any media (whether for error correction or other purposes), except as may be expressly and clearly required in connection with the Services. The Subcontractor also agrees that it shall not, and shall not permit or assist any other party to, disassemble, decompile or reverse engineer all or any part of the Authorized Product.

8.

During the performance of the Services in connection with the Authorized Product Subcontractor shall not introduce any computer virus or any other similar harmful, malicious, or hidden program or data to the Authorized Product.

9.

The Subcontractor will not, without Disney’s prior written consent, provide the Services, or contract for the provision of services comparable to the Services, in connection with video games or other computer software utilizing any Disney Property, any artwork based thereon and/or any trademark, trade name or logo owned or used by Disney, other than the Authorized Product.

10.	The Subcontractor will neither cause nor allow any use not authorized by Disney or Fluent under the direction of Disney of any material containing or capable of displaying any Disney Property.
11.	The Subcontractor understands that it does not have or acquire, and shall not purport to have or acquire, any right to, interest in or title to the Authorized Product nor any Disney Property nor any other copyright, trademark, trade name or logo or the names applied thereto embodied in the Authorized Product.

12.

The Subcontractor acknowledges that the provisions of this agreement are necessary to protect Disney’s intellectual property rights and, specifically, to conserve the goodwill and good name of its products and the name “Disney”, and therefore Subcontractor agrees that it will not, and it will not allow or assist any other third party to, perform any act or omit from performing any act, that would result in the Authorized Product, any Disney Property or the name “Disney” to become involved in matters that will or could detract from, or impugn, its public acceptance and popularity, or impair its legal status.

13.

From time to time, the Subcontractor will permit Disney’s authorized representative to inspect its activities and premises, accounting books and invoices relevant to its manufacture and supply of Authorized Product.

14.

Except and only to the extent specifically required in connection with its performance of the Services in connection with the Authorized Product, Subcontractor shall not acquire any right under this Agreement to use, and Subcontractor shall not use, and shall not, directly or indirectly, allow or assist any other party to use,

(a)	the name “Disney” (either alone, in conjunction with or as a part of any other word, name or phrase) or,
(b)

any Disney Property or any other fanciful character or design, any music or any intellectual property right of Disney Enterprises, Inc. (formerly known as The Walt Disney Company) or any of its related, affiliated or subsidiary companies (i) in any advertising, publicity or promotion or other disclosure, (ii) in any in-house publication, (iii) to express or imply any endorsement of any product or service, or (iv) in any other manner or for any purpose whatsoever (whether or not similar to any of the foregoing).

15.

Subcontractor understands that it may, during the performance of the Services in connection with the Authorized Product, have access to and acquire knowledge from, material, data, systems and other information concerning the operation, business, financial affairs, products, customers and intellectual property rights or other aspects of Disney or any of Disney’s affiliated or related companies that may not be accessible or known to the general public (referred to herein as “Confidential Information”). Any Confidential Information acquired by Subcontractor shall not be used, published or divulged by Subcontractor to any other party in any manner whatsoever without the prior clear and express written approval of Disney, which approval Disney may withhold in its sole discretion. Subcontractor shall, and shall cause its employees, agents and every other party it employs in connection with the Services to, protect and safeguard the Confidential Information by using the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized use, dissemination or publication of the Confidential Information as Subcontractor uses to protect its own confidential or proprietary information of a like nature. In the event that Subcontractor is directed to disclose any portion of any Confidential Information of Disney or any other materials proprietary to Disney, Subcontractor shall immediately notify Disney both orally and in writing. Subcontractor agrees to provide Disney with reasonable cooperation and assistance in obtaining a suitable protective order and in taking any other steps to preserve the confidentiality of the Confidential Information.

16.

Upon expiration or termination of the Agreement, or upon notification by Disney or Red Mile, the Subcontractor will (a) immediately cease manufacturing the Authorized Product and deliver to Disney or its authorized representative that portion of any and all molds, plates, engravings or other devices used to reproduce the Disney Properties, or (b) provide Disney with satisfactory evidence that the Disney Properties have been erased or eradicated and are no longer reproducible.

17.	Nothing herein shall be construed as to require Subcontractor to initiate any legal action against any unauthorized use of any materials containing or capable of displaying any Disney Property.
18.

This agreement shall be deemed to be entered into in California and shall be governed and interpreted according to the laws of the State of California. Any legal actions pertaining to this Agreement shall be commenced within the State of California. Any legal actions pertaining to this Agreement shall be commenced within the State of California and within either Los Angeles or Orange Counties.

IN WITNESS WHEREOF, the duly authorized representatives of each of the parties hereto have executed this Consent Agreement as of the _____ day of _____________________, ____________.

RED MILE ENTERTAINMENT		SUBCONTRACTOR
By:	___________________________	By:	_______

Date:	___________________________	Date:	______

Title: ____________________________	Title: _______________________________